Exhibit 10.6

FORM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated March 17, 1999, and amended as of March 1, 2001 and October 24, 2002 (the “Agreement”), is between EarthWeb Inc., a Delaware corporation (“EarthWeb”), and Constance Melrose (the “Employee”).

In consideration of Employee’s employment with EarthWeb, Employee hereby agrees to be bound by and comply with the following terms and conditions of employment:

Section 1. At-Will Employment. Employee acknowledges and agrees that his/her employment status is that of an employee-at-will and that Employee’s employment may be terminated by EarthWeb or Employee at any time with or without cause subject to the conditions outlined in Schedule A.

Section 2. Compensation. In consideration of the services to be rendered hereunder, Employee shall be paid in accordance with the attached offer letter and the provisions outlined in Schedule A attached.

Section 3. Employee Inventions and Ideas.

(a) Employee will disclose to EarthWeb all Inventions (as herein defined). “Inventions” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, business development strategies, marketing plans, computer software (including, without limitation, source code), computer program, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Employee solely or jointly with others during the term of Employee’s employment with EarthWeb, which refer to, are suggested by, or result from any work which Employee may do during his/her employment, or from any information obtained from Earth Web or any affiliate of EarthWeb, such that said information is obtained in the performance of duties related to employment at EarthWeb.

(b) The Inventions shall be the exclusive property of EarthWeb, and Employee acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to EarthWeb. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by Employee for EarthWeb, Employee agrees to assign and, upon its creation, automatically assigns to EarthWeb the ownership of such material, including any copyright or other intellectual property rights in such materials, without the necessity of any further consideration. EarthWeb shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to Employee. At Earth Web’s expense, Employee will assist EarthWeb in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of EarthWeb, or any affiliate of EarthWeb, patent, copyright, and other applications and assignments relating to the Inventions.

Section 4. Proprietary Information.

(a) Employee will not disclose or use, at any time either during or after the term of employment, except at the request of EarthWeb or an affiliate of EarthWeb, any Confidential Information (as herein defined). “Confidential Information” shall mean all proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information, including but not limited to Inventions, whether or not marked as “Confidential.” “Confidential, Information” shall also mean information received by EarthWeb from customers of EarthWeb or other third parties subject to a duty to keep confidential. [See insert “A”]

(b) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information, and equipment furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions, belong to EarthWeb and shall be promptly returned to EarthWeb upon termination of employment. Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

Section 5. Limited Agreement Not to Compete.

(a) While employed by EarthWeb, Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the business of EarthWeb. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any corporation which competes with EarthWeb listed on a national securities exchange.

(b) While employed by Earth Web and for a period of twelve (12) months after the termination of Employee’s employment with EarthWeb, Employee shall not, directly or indirectly, solicit for employment or employ any person who (i) at the time of such solicitation or offer is currently employed by EarthWeb or (ii) has been employed by EarthWeb within three months of such solicitation or offer.

(c) For a period of twelve (12) months after the termination of Employee’s employment with EarthWeb, Employee shall not, directly or indirectly:

(1) work as an employee, employer, consultant, agent, principal, partner, manager, officer, director, or in any other individual or representative

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capacity for any person or entity that directly competes with Earth Web. For the purpose of this section, the term “directly competing” is defined as a person or entity or division of an entity that is

(i) an on-line service for Information Technology Professionals whose primary business is to provide Information Technology Professionals with a directory of third party technology, software, and/or developer resources; and/or primarily an online reference library for Information Technology Professionals, and/or:

(ii) an on-line store, the primary purpose of which is to sell or distribute third party software or products used for Internet site or software development; or

(2) take away exclusively from EarthWeb for Employee (or for any other person or entity) or any person or entity who or which was an advertiser of EarthWeb during the Employee’s employment at EarthWeb.

Section 6. EarthWeb Resources. Employee may not use any EarthWeb equipment for personal purposes without written permission from EarthWeb. Employee may not give access to EarthWeb’s offices or files to any person not in the employ of EarthWeb without written permission of Earth Web.

Section 7. Injunctive Relief. Employee agrees that the remedy at law for any breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be inadequate and EarthWeb shall be entitled to injunctive relief in addition to any other remedy at law which EarthWeb may have.

Section 8. Severability. In the event any of the provisions of this Agreement shall be held by a court, arbitrator or other tribunal of competent jurisdiction to be unenforceable or invalid, that part will be amended to achieve as nearly as possible the same effect and the other provisions of this Agreement shall remain in full force and effect.

Section 9. Survival. In the event of termination of this Agreement, the provisions of Sections 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14, and the provisions of Section I of Schedule A attached hereto, shall survive.

Section 10. Representations and Warranties. Employee represents and warrants that Employee is not under any obligations to any third party which could interfere with the Employee’s performance under this Agreement, and that Employee’s performance of his/her obligations to EarthWeb during the term of his/her employment with EarthWeb will not breach any agreement by which Employee is bound not to disclose any proprietary information including, without limitation, that of former employers.

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Section 11. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of its choice of law rules.

Section 12. Dispute Resolution. Except for disputes relating to or arising out of Sections 3, 4, 5 and/or 7 of this Agreement, any dispute relating to or arising out of Employee’s employment at EarthWeb, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the AAA Employment Dispute Arbitration Rules and Procedures, as amended by this Agreement. Employment disputes include, but are not limited to, all claims, demands or actions under Title VII of the Civil Rights Act of 1964, Civil Rights Act or 1866, Civil Rights Act of 1991 and all amendments to the aforementioned, and any other federal, state, or local statute or regulation or common law regarding employment discrimination in employment or the termination of employment. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of preparing and presenting its case. The arbitration shall take place in the Borough of Manhattan, in the City of New York, in the State of New York. The arbitration shall be conducted in strict confidence. In no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages or attorneys’ fees. The arbitrator’s decision shall be based upon the substantive law of the State of New York. The arbitrator’s decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. The parties hereby agree that any federal or state court sitting in New York City in the State of New York is a court of competent jurisdiction. This paragraph does not limit Earth Web’s right to seek monetary damages and injunctive relief in any state or federal court sifting in the New York City in the State of New York (jurisdictional, venue and inconvenient forum objections to which are hereby waived by both parties) in the event that a dispute relates to or arises under Sections 3, 4 or 5 of this Agreement.

Section 13. Modification. EarthWeb reserves the right to modify the terms of this Agreement on a quarterly basis, subject to notice and the written consent, which shall not be unreasonably withheld, of the Employee to such modifications. Notice of any such modifications shall be presented to the Employee for her written consent and (if so consented to) shall be attached as Schedule A.

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Section 14. General. This Agreement supersedes and replaces any existing agreement entered into by Employee and EarthWeb relating generally to the same subject matter, and may be modified only in a writing signed by EarthWeb and by Employee. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein.

AGREED TO BY:

EARTHWEB, INC.

By:
Title:
Date:

CONSTANCE MELROSE

By:
Title:
Date:

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Schedule A

Constance Melrose

A. Severance

If EarthWeb terminates Employee’s employment without “cause”, EarthWeb will provide to Employee severance in an amount equal to six (6) months of the Employees then-current base pay. For the purpose of this Section and only for this Section, “cause” is defined as: embezzlement; misappropriation of funds; conviction of a felony or commission of any act which would arise to the level of a felony; commission of other acts of dishonesty; fraud or deceit; material breach of any provision of this Agreement; habitual or willful neglect of duties; breach of fiduciary duty to the Company involving personal profit; or significant violation of Company policy or other contractual, statutory or common law duties to the Company.

B. Bonus Clarification

As a clarification of the offer letter, employee will be bonus eligible in respect to EarthWeb’s company bonus plan during employee’s term of employment. This bonus will be pro-rated in 1999 based on employee’s start date. Employee will be considered for annual increases in salary and bonus based on EarthWeb’s evaluation of her performance.

C. Insert “A”, page 2 of agreement

“confidential Information”: does not include: (I) information that is or becomes publicly known through lawful means and without violation of a confidentiality obligation owed to earthweb; (ii) information that was rightfully in employee’s possession prior to joining or working with EarthWeb; or (iii) information that employee is compelled to disclose by a court or government agency.

AGREED TO BY:

EARTHWEB INC.

By:
Title:
Date:

CONSTANCE MELROSE

By:
Title:
Date:

Special Severance Provisions

The following provisions apply only (i) in the event of the occurrence of a Change of Control of the Company and (ii) to the extent that the net after-tax amount of severance payable pursuant to the Special Severance Provisions exceeds the net after-tax amount of severance payable under the change of control protections, if any, contained in the Employment Agreement.

Section 1. Severance. In lieu of any severance pay or severance benefits otherwise payable to the Employee under any plan, policy, program or arrangement of the Company or its subsidiaries, the following shall apply:

(a) If there is a Termination (as herein defined) of the Employee’s employment with the Company at any time within twelve (12) months after the occurrence of a Change of Control (as herein defined), such Employee shall be entitled to receive a lump-sum severance payment equal to (i) fifty percent (50%) of such employee’s then current salary plus (ii) fifty percent (50%) of the amount of such employee’s most recently paid regular bonus (excluding special bonuses) attributable to a full calendar year’s service to the Company (or, if higher, the amount of the bonus attributable to a calendar year’s service which was paid to the Employee immediately prior to the Change of Control). All outstanding Stock Options granted to the Employee which are not vested and exercisable as of the date of Termination shall become vested and exercisable as of such date and shall remain exercisable for the periods prescribed in the Stock Option Plan. The Employee, such Employee’s spouse and eligible dependents will continue to be provided with medical and dental benefits for the twelve (12)-month period following such Employee’s Termination on the same basis as provided to active employees of the Company. Following such twelve (12)-month period, the Employee, such Employee’s spouse and eligible dependents will begin eligibility for continuation of medical and dental coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). The Employee shall have no duty to mitigate damages by seeking other employment. The Company shall have no right to offset hereunder with respect to any compensation or benefits received by the Employee from or in connection with any employment subsequent to such Employee’s Termination of employment with the Company.

(b) If the Employee voluntarily terminates employment with the Company for any reason other than “Good Reason” (as herein defined) during the twelve (12)-month period following a Change of Control as described in Section 2(a) below, the Employee will not be entitled to any severance payment or acceleration of the vesting of any unvested Stock Options.

Section 2. Definitions.

(a) For purposes of these Special Severance Provisions only, a “Change of Control” of the Company shall be deemed to have occurred if at any time on or after the date of the Employment Agreement one or more of the following events shall have occurred:

(1) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; or

(2) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets; or

(3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

(4) the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or

(5) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors.

(b) For purposes of these Special Severance Provisions only, “Cause” shall mean (i) embezzlement by the Employee, (ii) misappropriation by the Employee of funds of the Company, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to the Company, (v) acts of fraud or deceit by the Employee which causes material economic harm to the Company, (vi) material breach of any provision of the Employment Agreement by the Employee, (vii) willful failure by the Employee to substantially perform such Employee’s duties hereunder, (viii) willful breach of fiduciary duty by the Employee to the Company involving personal profit or (ix) significant violation of Company policy of which the Employee is made aware (or such Employee should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company. No act, or failure to act on the part of the Employee, shall be deemed willful unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.

(c) For purposes of these Special Severance Provisions only, “Good Reason” shall mean (i) a diminution in the responsibilities, title, duties and reporting lines of the Employee compared to those existing immediately prior to a Change of Control, (ii) a reduction in salary, incentive compensation and other employee benefits of the Employee compared to those existing immediately prior to the Change of Control, (iii) relocation of the Employee to an office more than 40 miles from the principal office at which the Employee is employed immediately prior to the Change of Control, (iv) any breach by the Company of the Employment Agreement or (v) the failure of any successor to assume, in writing, all obligations under the Employment Agreement (including these Special Severance Provisions).

(d) For purposes of these Special Severance Provisions only, “Termination” shall mean termination of the Employee’s employment without Cause or by the Employee for Good Reason.

Section 3. Excise Tax. In the event that the Employee becomes entitled to the, payments and benefits provided in Section 1 (the “Severance Payments”) of these Special Severance Provisions, if any of the Severance Payments will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Severance Payments and any Federal, state and local income and employment tax and Excise Tax upon the payments and benefits provided for by Section 3 of these Special Severance Provisions, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Employee in connection with a change in ownership or control (within the meaning of section 280G of the Code and the regulations promulgated thereunder) of the Company or the Employee’s termination of employment by the Company without Cause or by the Employee for Good Reason (whether pursuant to the terms of the Employment Agreement and these Special Severance Provisions or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payment” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 28OG(b)(4)(B) of the Code, in excess of the “base amount” allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state and local taxes.

Section 4. All amounts payable hereunder shall be subject to and paid net of, all required withholding taxes.

Section 5. Except as otherwise expressly amended by these Special Severance Provisions, the Employment Agreement remains in full force and effect and the Employment Agreement as amended herein shall comprise the terms of Employee’s employment with the Company.

AGREED TO BY:

EARTHWEB INC.

Sign:
Date:

CONSTANCE MELROSE

Sign:
Date:

March 5, 1999

Re: Offer of Employment – Director of Investor Relations

Dear Constance:

EarthWeb Inc. (“EarthWeb” or the “Company”) is pleased to offer you employment for the position of Director of Investor Relations in our Investor Relations department. Should you accept our offer, your annual base salary will be $125,000.

Once employed by EarthWeb Inc., you are bonus eligible as per our 1999 Corporate Plan and, subject to your fully meeting the eligibility requirements, you may be eligible to receive an annual bonus of up to 25% of your base annual salary. 0 to 10% of the annual bonus is based on company performance, while 0 to 15% is based upon individual performance. You will also be awarded a grant of 15,000 stock options of EarthWeb’s common stock on the next administration date following your date of employment with the Company. This award will be made pursuant to the terms and conditions of EarthWeb’s 1998 Stock incentive Plan, option granting documents and is subject to approval by the board.

As was discussed during the interview process, EarthWeb offers its employees and their eligible dependents a variety of group insurance benefits. Information about these programs and other company benefits and policies are contained in our Employee Handbook and the Human Resource Now Hire Packet, copies of which will be provided to you during an information session with the HR department on your first day of employment.

Please advise Human Resources and the Hiring Manager of your decision by March 10th, 1999. We are unable to hold the offer open beyond that date. Our offer is contingent upon your successful completion of our pre-employment screening process which includes, execution of the enclosed employment agreement, reference submissions, 2 business and 1 personal to be forwarded to Rebecca Haralabatos at rebecca@earthweb.com or phone (212)448.4194 by March 12th,1999, confirmation of eligibility for employment (INS Form I-9) and confirmation of the absence of any contractual impediments to employment in the offered position.

We look forward to hearing from you in the near future and having you join us. In the meantime, if you have any questions about this offer or the Company, please contact your supervisor at your earliest convenience.

Very truly yours,

Irene Math
Vice President of Finance

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